Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION EARNINGS TOTAL $438,000
IN FIRST QUARTER OF 2011
Loan loss provision is reduced, net interest income increases over last quarter
BILOXI, MS (April 27, 2011)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, earned $438,000 in the first quarter of 2011, compared to a loss of $1,197,000 in the last quarter of 2010, announced Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank.
The provision for loan losses in the first quarter of 2011 fell to $641,000, compared to $3,065,000 in the fourth quarter of 2010 and $1,150,000 in the first quarter a year ago.
Net interest income for the first quarter of 2011 rose to $5,862,000, compared to $5,795,000 in the fourth quarter of 2010.
Loan volume decreased slightly to $406,781,000 in the latest quarter, compared to $409,899,000 in the last quarter of 2010.
Earnings per weighted average share for first quarter of 2011 increased to $.09, compared to a loss of ($.23) per weighted average share in the last quarter of 2010. Earnings per share figures are based on weighted average shares outstanding of 5,136,918 and 5,151,661 for the three months ended March 31, 2011 and December 31, 2010, respectively.
“All these metrics indicate to us that maybe, just maybe the business cycle has finally hit bottom,” said Swetman. “Of course, there is no guarantee that our local economy will not bounce along the bottom for a while, because we see virtually no uptick in loan demand yet,” he said.
“We do believe, however, that we are nearing the end of the latest painful succession of problem loans, as our loss provision decreased significantly from the most recent quarter as well as from the same period last year,” said Swetman.
The bank’s primary capital ratio increased to 13.43% at the end of the first quarter of 2011, compared to 12.96% at the end of 2010.
Founded in 1896, with $833 million in assets as of March 31, 2011, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY
Three Months Ended March 31,	2011	2010

Net interest income	$5,862	$6,993
Provision for loan losses	641	1,150
Non-interest income	2,023	2,133
Non-interest expense	6,956	6,929
Income taxes	(150)	175
Net income	438	871
Earnings per share	.09	.17

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
Three Months Ended March 31,	2011	2010

Allowance for loan losses, beginning of period	$6,650	$7,828
Recoveries	114	55
Charge-offs	(300)	(755)
Provision for loan losses	641	1,150

Allowance for loan losses, end of period	$7,105	$8,278

PERFORMANCE RATIOS
March 31,	2011	2010

Return on average assets	.21%	.40%
Return on average equity	1.72%	3.33%
Net interest margin	3.44%	3.69%
Efficiency ratio	96%	87%

BALANCE SHEET SUMMARY
March 31,	2011	2010

Total assets	$832,548	$865,933
Loans	406,781	448,874
Securities	327,790	336,818
Other real estate (ORE)	6,937	1,751
Total deposits	535,446	526,967
Total federal funds purchased	145,061	154,392
Shareholders’ equity	102,519	105,698
Book value per share	19.96	20.52
Weighted average shares	5,136,918	5,151,697

PERIOD END DATA
March 31,	2011	2010

Allowance for loan losses as a
percentage of loans	1.75%	1.84%
Loans past due 90 days and
still accruing	2,863	10,732
Nonaccrual loans	13,491	21,432
Primary capital	13.43%	13.02%